Exhibit 10.24

REVOLVING LOAN NOTE

$25,000,000	August 28, 2002

FOR VALUE RECEIVED, the undersigned, THE MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Maker”), does hereby promise to pay to the order of FLEET NATIONAL BANK (“Lender”), at its office at 157 Church Street, New Haven, Connecticut 06510, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) which shall have been made by Holder to Maker pursuant to the terms of that certain Loan Agreement between Maker and Lender dated of even date herewith, as amended from time to time (as amended, the “Agreement”), together with interest on the unpaid principal amount of this Note beginning as of the date hereof, before or after maturity or judgment, payable at the rates and in the manner as provided in the Agreement, and together with all taxes levied or assessed on this Note or the debt evidenced hereby against Holder (other than taxes on the overall net income or gross receipts of Holder), and together with all reasonable costs, expenses and attorneys’ and other professional fees incurred in any action to collect this Note. Capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned in the Agreement.

This Note is the Revolving Loan Note referred to in, evidences Revolving Loans under, and has been issued by Maker in accordance with the terms of, the Agreement. Holder shall be entitled to the benefits of the Agreement and the other Loan Documents and may enforce the agreements of Maker contained therein, and Holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof.

All Revolving Loans shall at the option of Holder be payable immediately upon demand by Holder.

Interest shall be due and payable at the times and in the manner provided in the Agreement. Unless sooner accelerated as a result of the occurrence of an Event of Default, principal, accrued and unpaid interest and any other sums due hereunder shall be due and payable in full, in Dollars and in immediately available funds on the Maturity Date. Whenever any payment of principal of, or interest on, any Revolving Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

Maker has the right to request Revolving Loans, repay all or a portion of outstanding Revolving Loans and to request to re-borrow Revolving Loans, all on the terms and conditions specified in the Agreement.

Maker agrees that no delay or failure on the part of Holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein and in the Agreement are cumulative, and may be enforced successively, alternatively, or concurrently and are not exclusive of any rights or remedies which Holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Maker and Holder or between any endorser or guarantor and Holder.

This Note shall be governed by the laws of the State of Connecticut (but not its conflicts of law provisions).

THE MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ William Velardo
Name: William Velardo Title: General Manager